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                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  December 31, 2001
------                                              Estimated Average Burden
                                                    Hours per response .... 0.5
                                                    ---------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/X/ Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

SEE FOOTNOTE 2 BELOW
(Print or Type Responses)

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1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
Liraz Systems Ltd.                                Level 8 Systems, Inc. - LVEL                  Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
3 Azrieli Center                                  Person (Voluntary)                            ----        title ---       below)
---------------------------------------------                               November 2001                   below)
                  (Street)                        N/A                       -------------
                                                                          5. If Amendment,     7. Individual or Joint/Group
                                                                             Date of Original     Reporting. (Check applicable line)
                                                                             (Month/Year)              Form Filed by One Reporting
                                                                                                       Person
                                                                                               --------
                                                                                                       Form Filed by More Than One
                                                                                                  X    Reporting Person
Tel Aviv           Israel           67023                                                      --------
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                 11/15/2001    S            25,000     D       $ 2.00                               (I)         (I)
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COMMON STOCK                 11/15/2001    S            25,000     D       $ 1.90                               (I)         (I)
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COMMON STOCK                 11/16/2001    S           200,000     D       $ 1.60                               (I)         (I)
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COMMON STOCK                 11/16/2001    S             4,700     D       $ 1.79                               (D)
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                                                                                            5,105,468
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

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security                    Ownership
   Owned at End            (D) or Indirect            (Instr. 4)
   of Month                (I) (Instr. 4)
   (Instr. 4)

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Explanation of Responses:

(1) THESE SHARES ARE OWNED DIRECTLY BY ADVANCED SYSTEMS EUROPE B.V. AND INDIRECTLY BY LIRAZ SYSTEMS LTD., WHICH WHOLLY OWNS ADVANCED
SYSTEMS EUROPE B.V.

*If the form is filed by more than one reporting person, see instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.          See Attached            12/11/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ------------------------------- --------
                                                                                           **Signature of Reporting Person    Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

NAME AND ADDRESS OF FILERS FOR FORM 4 AND SIGNATURES OF FILING.

LIRAZ SYSTEMS LTD.

/s/ Yossi Shemesh (CEO)
/s/ Arik Kilman (Chairman)                                    February 8, 2002
-------------------------------                               -----------------
LIRAZ SYSTEMS LTD. ("Liraz"),                                 Date
an Israeli corporation, with its principal business
office at 3 Azrieli Center, 67023 Tel Aviv, Israel


ADVANCED SYSTEMS EUROPE B.V.

/s/ Yoel Amir (CEO)
/s/ Yossi Shemesh (Director)                                  February 8, 2002
-------------------------------                               -----------------
ADVANCED SYSTEMS EUROPE B.V. ("Advanced                       Date
Systems"), a Dutch corporation, with its
principal place of business at 7b Vlierwerf,
4703 SB Roosendaal, Netherlands.
Advanced Systems is a wholly-owned subsidiary
of Liraz